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Destination XL Group, Inc. Reports Third-Quarter 2015 Financial Results

+9.2% DXL Comparable Sales Increase, Building On +12.8% Comp Increase in Third Quarter 2014

Company Affirms EPS Guidance for Fiscal 2015

CANTON, Mass., Nov. 20, 2015 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the third quarter of fiscal 2015.

Third-Quarter Fiscal 2015 Highlights

•	Total comparable sales increased +4.3%, on top of +5.5% in the prior-year quarter
•	119 DXL retail stores, open at least 13 months, had a +9.2% comparable sales increase on top of +12.8% in the prior-year quarter
•	Operating loss of $(4.6) million versus an operating loss of $(5.5) million in the prior-year quarter
•	EBITDA from continuing operations increased to $2.5 million from $0.5 million in the prior-year quarter
•	Sales per square foot for DXL retail stores, on a rolling 12-month basis, were $174, compared with $160 for the prior-year quarter

Management Comments

“Our third-quarter financial results prove, once again, that our DXL transition strategy is working,” said President and CEO David Levin. “Our DXL retail stores delivered a strong comp sales increase of +9.2%, on top of +12.8% from the third quarter last year. Our increasing brand awareness enabled us to not only drive sales performance, but also allowed us to further improve gross margins. EBITDA for the quarter increased 372% from the third quarter of 2014.

“We kicked off our fall marketing campaign in October on the NFL Network with Thursday Night Football. Our fall campaign in 2015 will have the same timing as our successful campaign a year ago,” Levin continued.

“We are on pace to open our 175th DXL store by the end of fiscal 2015. Our consistent performance for the first three quarters is right in line with our expectations. However, as we move into the fourth quarter of fiscal 2015, we are beginning to see slower-than-expected demand from our seasonal categories because of the unseasonably warm weather that has affected much of the country. To reflect this trend, we are narrowing our fiscal 2015 sales and EBITDA guidance but maintaining our EPS guidance, due to improved forecasts for depreciation and interest. We remain on track with our fiscal 2016 projections for sales of $470 million and EBITDA of $35 million and positive free cash flow in fiscal 2016,” Levin concluded.

Third-Quarter 2015 Results

Sales

For the third quarter of fiscal 2015, total sales rose 6.4% to $99.6 million from $93.6 million in the third quarter of fiscal 2014. The increase of $6.0 million in total sales was primarily driven by our comparable DXL stores which increased $3.5 million for the third quarter.  On a comparable basis, total transactions in the Company’s DXL stores were up 5.8% over the prior-year third quarter.

Gross Margin

For the third quarter of fiscal 2015, gross margin, inclusive of occupancy costs, was 45.0%, compared with gross margin of 43.3% for the third quarter of fiscal 2014. The increase of 170 basis points was the result of a 50-basis-point improvement in occupancy costs as a percentage of total sales, due to sales leverage, and a 120-basis-point improvement in merchandise margin, primarily due to lower markdowns as a result of the Company’s higher penetration into sales of full-price merchandise.

Selling, General & Administrative

SG&A expenses for the third quarter of fiscal 2015 were 42.6% of sales, compared with 42.8% in the third quarter of fiscal 2014. On a dollar basis, SG&A expense increased $2.4 million from the same quarter a year ago. The results for the third quarter of fiscal 2015 include DXL transition costs of approximately $1.4 million, compared with $1.1 million for the third quarter of the prior year.

EBITDA from Continuing Operations

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, a non-GAAP measure, for the third quarter of fiscal 2015 were $2.5 million, compared with $0.5 million for the third quarter of fiscal 2014. The improvement was primarily driven by an increase in sales from the same quarter of the prior year.

Net Loss

Net loss for the third quarter of fiscal 2015 was $(5.5) million, or $(0.11) per diluted share, compared with a net loss of $(6.3) million, or $(0.13) per diluted share, for the third quarter of fiscal 2014. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the third quarter of fiscal 2015 was $(0.07) per diluted share as compared with $(0.08) per diluted share for the third quarter of fiscal 2014.

Cash Flow

Cash flow used for operations for the first nine months of fiscal 2015 was $(5.1) million, compared with cash flow used for operations of $(15.4) million in the same period of fiscal 2014. After capital expenditures, free cash flow, a non-GAAP measure, for the first nine months of fiscal 2015 improved by $15.8 million to $(30.4) million from $(46.2) million for the same period of fiscal 2014.

Capital expenditures for the first nine months of fiscal 2015 were $25.4 million, compared with $30.8 million for the same period of the prior year. All capital expenditures are subject to ROIC (“Return on Invested Capital”) hurdles.

Non-GAAP measures

EBITDA from continuing operations, adjusted net loss per share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At October 31, 2015, the Company had cash and cash equivalents of $5.6 million. Total debt at October 31, 2015 consisted of $55.9 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and $28.0 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At October 31, 2015, the Company had $62.8 million of excess availability under its credit facility.

Inventory was $133.3 million at October 31, 2015, compared with $115.2 million at January 31, 2015 and $126.4 million at November 1, 2014. The increase in inventory over both year end and last year’s third quarter is due to an increase in total store square footage and the higher mix of branded product due to having more DXL stores open. Clearance inventory represented 9% of total inventory for both the third quarter of 2015 and the third quarter of 2014.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2013		Year End 2014		At October 31, 2015		Year End 2015E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL Retail	99	915	138	1,179	163	1,349	166	1,369
DXL Outlets	—	—	2	12	9	45	9	45
CMXL Retail	198	713	157	557	136	479	126	445
CMXL Outlets	52	167	48	153	41	129	38	123
Rochester Clothing	10	88	8	74	5	51	5	51
Total	359	1,883	353	1,975	354	2,053	344	2,033

Fiscal 2015 Outlook

The Company has seen a slower-than-expected increase in fourth-quarter sales from its cold-weather assortments. Accordingly, the Company is taking a cautious approach to its guidance for the remainder of fiscal 2015. As a result, the Company now expects:

•	Total sales in the range of $438.0 to $440.0 million (a change from the previous guidance of $438.0 million to $443.0 million).
•	A total comparable sales increase of approximately 4.0 to 4.5% (a change from the previous guidance of 5.6%).
•	Gross profit margin of approximately 45.9% (unchanged).
•	SG&A costs of approximately $180.5 million (unchanged).
•	Depreciation and amortization expense of approximately $28.1 million (a decrease from the previous guidance of $28.5 million).
•	Interest expense of approximately $3.4 million (a decrease from previous guidance of $3.8 million).
•	EBITDA in the range of $21.0 to $22.0 million (a change from the previous guidance of $21.0 to $23.0 million).
•	Operating margin loss of between (1.7%) and (1.2%) (unchanged).
•

A net loss of $(0.20) to $(0.23) per diluted share (unchanged). On a non-GAAP basis, an adjusted net loss of $(0.12) to $(0.14) per diluted share (unchanged). This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2014 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2015 and will not recognize any income tax benefit on its operating loss in fiscal 2015.

•

To open approximately 29 DXL retail and 7 DXL outlet stores and close approximately 42 Casual Male XL and 3 Rochester Clothing stores (a change from previous guidance of 30 DXL retail and 8 DXL outlet store openings and 41 Casual Male XL and 3 Rochester store closings).

•	Capital expenditures, net of tenant allowances of $6.0-$7.0 million, of approximately $30.0 to $32.0 million (unchanged).
•

Borrowings at the end of fiscal 2015 in the range of $72.0 to $76.0 million consisting of $45.3 to $49.3 million under the credit facility, a term loan of approximately $13.8 million, and equipment financing notes of approximately $12.9 million (unchanged). Free cash flow in the range of $(18.5) to $(22.5) million (unchanged).

Conference Call

The Company will hold a conference call to review its financial results today, Friday, November 20, 2015 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 510-1765. Please reference conference ID:

4481327. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, EBITDA from continuing operations and adjusted net loss per diluted share. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share, income (loss) from continuing operations or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.  EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA from continuing operations is calculated as EBITDA before discontinued operations.  Adjusted net loss per diluted share has been adjusted for a normal tax rate, assuming 40%.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to its projected sales, EBITDA and cash flows for fiscal 2016 and cash flows, operating and gross profit margins, store counts, pace of store openings, costs, capital expenditures, borrowings, sales, EBITDA, profitability and earnings expectations for fiscal 2015. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 25, 2015, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended			For the nine months ended
	October 31, 2015		November 1, 2014	October 31, 2015	November 1, 2014
Sales	$99,625		$93,640	$318,177	$294,461
Cost of goods sold including occupancy	54,761		53,068	171,191	161,714
Gross profit	44,864		40,572	146,986	132,747

Expenses:
Selling, general and administrative	42,414		40,053	131,004	126,601
Depreciation and amortization	7,076		6,041	20,526	17,169
Total expenses	49,490		46,094	151,530	143,770

Operating income (loss)	(4,626)	#	(5,522)	(4,544)	(11,023)

Interest expense, net	(783)		(506)	(2,290)	(1,368)

Loss from continuing operations before provision for income taxes	(5,409)		(6,028)	(6,834)	(12,391)
Provision for income taxes	63		63	191	173

Loss from continuing operations	(5,472)		(6,091)	(7,025)	(12,564)
Loss from discontinued operations	-		(190)	-	(1,285)
Net loss	$(5,472)		$(6,281)	$(7,025)	$(13,849)

Net loss per share -basic and diluted:
Loss from continuing operations	$(0.11)		$(0.12)	$(0.14)	$(0.26)
Loss from discontinued operations	$—		$—	$—	$(0.03)
Net loss per share -basic and diluted:	$(0.11)		$(0.13)	$(0.14)	$(0.28)

Weighted-average number of common shares outstanding:
Basic	49,116		48,773	49,072	48,724
Diluted	49,116		48,773	49,072	48,724

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
October 31, 2015, January 31, 2015 and November 1, 2014
(In thousands)
Unaudited

	October 31,	January 31,	November 1,
	2015	2015	2014
ASSETS

Cash and cash equivalents	$5,600	$4,586	$6,066
Inventories	133,312	115,220	126,403
Other current assets	15,567	12,532	16,794
Property and equipment, net	126,768	120,328	122,370
Intangible assets	2,823	3,308	3,549
Other assets	4,050	3,907	3,650
Total assets	$288,120	$259,881	$278,832

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$101,001	$99,049	$95,529
Long-term debt	27,984	33,506	35,485
Borrowings under credit facility	55,866	18,817	37,338
Deferred gain on sale-leaseback	15,020	16,119	16,486
Stockholders' equity	88,249	92,390	93,994
Total liabilities and stockholders' equity	$288,120	$259,881	$278,832

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING.

GAAP TO NON-GAAP RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS
	For the third quarter
	Fiscal 2015	Fiscal 2014
(in millions)
Net loss, GAAP basis	$(5.5)	$(6.3)
Add back:
Provision for income taxes	0.1	0.1
Interest expense	0.8	0.5
Depreciation and amortization	7.1	6.0
EBITDA, non-GAAP basis	2.5	0.3
Loss from discontinued operations	-	(0.2)
EBITDA from continuing operations, non-GAAP basis	$2.5	$0.5

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended
	October 31, 2015		November 1, 2014
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss, GAAP basis	$(5,472)	$(0.11)	$(6,281)	$(0.13)

Add back: Actual income tax provision	63		63
Income tax benefit, assuming normal tax rate of 40%	2,164		2,487

Adjusted net loss, non-GAAP basis	$(3,245)	$(0.07)	$(3,731)	$(0.08)

Weighted average number of common shares outstanding on a diluted basis		49,116		48,773

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the nine months ended		Projected
(in millions)	October 31, 2015	November 1, 2014	Fiscal 2015
Cash flow from operating activities, GAAP basis	$(5.1)	$(15.4)	$16.5-$17.5
Less: Capital expenditures	(25.4)	(30.8)	(36.0)-(39.0)
Less: Store acquisitions, if applicable	—	—	—
Free Cash Flow, non-GAAP basis	$(30.4)	$(46.2)	$(18.5)-$(22.5)